EXHIBIT B-2


[REGENCO LOGO]

                   AGREEMENT FOR ENGINEERING SERVICES BETWEEN
                   ALLIANT ENERGY ("CUSTOMER") AND REGENCO LLC
                   -------------------------------------------

1.        DESCRIPTION OF SERVICES
          Engineering Services are provided by engineering personnel for such areas as turbine and generator studies, special tests, metallurgical analysis, ultrasonic inspections with NDE, QA, etc.

2.        CONDITIONS OF SALE
          Unless otherwise agreed to in writing by an authorized representative of ReGENco LLC, these Standard Terms shall be a part of each proposal and contract for Engineering Services.

3.        WARRANTY
          ReGENco LLC warrants that it will exercise professional competence in the performance of Engineering Services it provides.

          ReGENco LLC assumes no responsibility that the Engineering Services furnished will achieve the results intended by the Customer.

          Any remedy, at ReGENco LLC's discretion, is limited to providing service to the same extent as the original service.

4.        DELAYS, SUSPENSION, DEFERMENT
          If the work is suspended or delayed due to causes beyond the control of ReGENco LLC, such as, but not limited to, act of God, act of government, act of Customer, war, fire, flood, strike, or sabotage, the time of performance shall be extended for a period of time equal to the period of the delay and its consequences. The Customer shall, in writing, notify ReGENco LLC of a suspension, including the anticipated term, or cancellation in advance of the effective date.

          ReGENco LLC shall be due a price adjustment, based on ReGENco LLC's ability to reasonably relocate manpower during the suspension period, or reasonable and proper cancellation charges.

5.        PERMITS AND TAXES
          The Customer shall, at his own expense, secure any work permits, labor permits, tax exemption certificates, or any other authorization which may be required to permit the Field Representative to perform the requested services.

          Any applicable duties or sales, use, excise, value-added or similar taxes will be added to the price and invoiced separately. In lieu thereof, the Customer may provide ReGENco LLC with an exemption or direct-pay certificate acceptable to the taxing authorities.

          If a valid exemption certificate is provided after an invoice has been issued, a credit or refund of the taxes will be issued to Customer after such taxes have been received in full by ReGENco LLC from the taxing authorities.

6.        SUBSTITUTION OF PERSONNEL
          ReGENco LLC's commitment is to meet its obligations, but does not guarantee the involvement of specific individuals. It's understood that, ReGENco LLC may at any time, and at its discretion, assign any of its people resources to meet its obligations, and as necessary to substitute any of its personnel.

7.        MODIFICATIONS
          It is recognized that the nature of the services provided is such that changes in the scope of the services as originally contemplated may occur. ReGENco LLC will undertake additional services within the normal scope of such services but reserves the right to require the Customer to confirm in writing any expansion of the services and delivery originally ordered. Pending receipt of requested written confirmation,


                   Agreement for Engineering Services Between
                   Alliant Energy ("Customer") and ReGENco LLC

          ReGENco LLC may trust the Customers verbal communications. Any changes in services performed by ReGENco LLC pursuant to such written or oral orders or instructions may necessitate a price adjustment to the Contract.

8.        HAZARD COMMUNICATION
          Customer acknowledges that 29 CFR 1910.1200 entitled Hazard Communication may be applicable to the services under this contract and if it is, Customer is in compliance therewith. Furthermore, Customer agrees it will provide ReGENco LLC (whose employees in the performance of this contract may be exposed to Customer's equipment) with the same information Customer is required to provide to it's own employees pursuant to 29 CFR 1910.1200.

          Customer shall indemnify and hold ReGENco LLC harmless from any loss, liability or claim resulting from Customer's failure to comply with this clause.

9.        LIMITATION OF LIABILITY & INDEMNITY
          Consequential damages shall not apply in this contract. Damages for warranty claims is only for the value of defective services and materials supplied by ReGENco LLC. In any case, damage and/or warranty claims must not exceed the total value of the base contract.

          Customer agrees to indemnify and hold ReGENco LLC harmless from any claims, lawsuits, actions, losses or liability arising from or in connection with any Customer furnished information which is defective, erroneous, or unsuitable for the purpose intended.

10.       GENERAL
          Unless made in writing and agreed to by an authorized ReGENco LLC representative, changes to these terms will not be binding on ReGENco LLC.

          ReGENco LLC will comply with all laws, rules and regulations. The Customer will comply with OSHA or similar federal, state, or local laws during any operation or use of the equipment.

          ReGENco LLC shall not be responsible for the acts and workmanship of the employees, contractors, subcontractors, or agents of the Customer.

          This contract cannot be assigned by the Customer without the written consent of ReGENco LLC.

          Assignment of this contract to a third party invalidates the agreement.

11.       GOVERNING LAW
          The interpretation of this contract shall be governed by the laws of the State of Wisconsin, USA.

12.       OTHER SERVICES
          Engineering Services furnished by ReGENco LLC (when specified) shall be governed by these Terms and Conditions for Engineering Services.

13.       COMPLETE AGREEMENT
          This contract contains the complete agreement between the parties. Any other previous or related agreements (including letters of intent or purchase orders issued by the Customer), representations, warranty, or conditions not incorporated in this contract shall not be binding on either party.




          --------------------------------   ----------------------------------
          John C. Bobrowich                                              (Title)
          President & CEO                    ----------------------------
          ReGENco LLC                        Alliant Energy

          Date:                              Date:
               ---------------------------        -----------------------------


                   Agreement for Engineering Services Between
                   Alliant Energy ("Customer") and ReGENco LLC
                                   Page 2 of 2